EXHIBIT 10.5

MEMORANDUM

TO:	John Kubiak
FROM:	Kevin Race
DATE:	November 30, 2006
RE:	Retention Compensation

In furtherance of our prior discussions with regard to the referenced, please accept this memorandum as the written commitment of HomeBanc Mortgage Corporation (HomeBanc) to make the following compensatory payments to you subject to the terms and conditions herein recited:

HomeBanc shall pay you the sum of $50,000 on December 31, 2006, less taxes authorized to be withheld, provided: (a) you are then an associate in good standing, and (b) HomeBanc has not consummated by that date an event constituting a “change of control” as that term is further defined in your Employment Agreement dated November 8, 2006; and

HomeBanc shall pay you the further sum of $50,000 on March 31, 2007, less taxes authorized to be withheld, provided: (a) you are then an associate in good standing, and (b) HomeBanc has not consummated by that date an event constituting a “change of control” as that term is further defined in your offer of employment dated November 8, 2006.

As evidenced by your signature below, you expressly understand and agree that all of the terms and provisions hereof shall be and remain confidential in nature and, in connection therewith, you shall not publish, communicate, divulge or disclose, directly or indirectly, its contents to any party other than your spouse, financial advisors or legal representatives. Should you fail to comply with the foregoing, HomeBanc reserves the right, in its sole discretion, to terminate its obligations to make any of the payments herein recited.

ACKNOWLEDGED AND ACCEPTED THIS  30  DAY OF NOVEMBER, 2006.

/s/ JOHN KUBIAK	/s/ KEVIN D. RACE
John Kubiak	Kevin D. Race

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